UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 17, 2009
Date of Report (Date of Earliest Event Reported):

BRITTON & KOONTZ CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Mississippi	0-22606	64-0665423
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Main Street, Natchez, Mississippi  39120
(Address of Principal Executive Offices) (Zip Code)

(601) 445-5576
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2009, Britton & Koontz Capital Corporation (the “Company”) entered into an employment agreement with W. Page Ogden, the Company’s President and Chief Executive Officer.  The employment agreement replaces a previous employment agreement between the Company and Mr. Ogden.  The material terms of Mr. Ogden’s new employment agreement are described below.

Position and Term.  Under the agreement, Mr. Ogden will continue to serve as President and Chief Executive Officer of the Company, for a term commencing as of January 1, 2009 and ending December 31, 2012.  The employment agreement will automatically renew for up to two additional one-year periods unless the Company or Mr. Ogden notifies the other at least 90 days prior to any renewal term that the employment agreement shall not be further extended.

Compensation and Benefits.  Mr. Ogden will receive an annual salary equal to his current salary, which is $170,000.  The Board of Directors or the Compensation Committee will review Mr. Ogden’s salary at least annually and may increase or reduce it, in its discretion.  Mr. Ogden is eligible to participate in bonus and incentive plans and employee benefit plans that the Company (or any affiliate) maintains for its senior executives and employees.  These benefit plans include a profit sharing plan, life insurance, group medical benefits, sick leave and vacation.  The Company also provides Mr. Ogden with a company-owned automobile and will reimburse him for certain country club membership dues and other civic memberships, in addition to reimbursement of expenses he incurs in the course of his employment.

Termination.  If Mr. Ogden’s employment terminates because he dies or becomes disabled, Mr. Ogden (or his estate) will receive a lump-sum payment of his incentive bonus for the year of his death or disability, prorated to reflect his actual service during such year.  Payment of Mr. Ogden’s incentive bonus will be made on the regularly-scheduled payment date.  The employment agreement describes when Mr. Ogden will be considered “disabled.”

Under the employment agreement, if the Company terminates Mr. Ogden’s employment for “cause” or Mr. Ogden resigns, he will receive only such amounts and benefits as are required by law to be paid to him.  If the Company terminates Mr. Ogden’s employment without cause, Mr. Ogden will receive (1) a lump-sum payment of an amount equal to his base salary then in effect, payable 30 days after termination, and (2) a lump-sum payment of an amount equal to his incentive bonus, prorated to reflect his service during the year and paid on the regular payment date.  In addition, Mr. Ogden will be deemed fully vested in the maximum benefit under his Salary Continuation Plan.  Finally, if he and/or his dependents elect to continue group medical coverage under Internal Revenue Code Section 4980B, the Company will pay Mr. Ogden the amount of the continuation coverage premium for the same type and level of coverage as received during his employment for the period such coverage is actually continued, not to exceed 12 months. “Cause” is defined in the employment agreement.

Finally, if Mr. Ogden’s employment terminates because the term of the employment agreement expires without further renewal or because he retires, Mr. Ogden will receive a lump-sum payment of an amount equal to his incentive bonus, prorated to reflect his service during the year and paid on the regular payment date.

Change In Control.  If the Company terminates Mr. Ogden’s employment without cause or he terminates his employment for “good reason” within 24 months following a “change in control” of the Company, Mr. Ogden will receive, in lieu of the compensation and benefits described above, a lump-sum payment of an amount equal to (1) his base salary then in effect plus (2) his incentive bonus in the target amount for the year in which his termination occurs.  This payment is due 30 days after termination.  “Change in control” and “good reason” are each defined in the employment agreement.

Other Provisions.  The employment agreement also imposes non-competition, non-solicitation, confidentiality and other obligations on Mr. Ogden both during and after his employment terminates.  If Mr. Ogden fails to satisfy these obligations, the Company may suspend or cancel any payments or benefits due to Mr. Ogden as described above.

The foregoing description of Mr. Ogden’s employment agreement is qualified in its entirety by reference to the employment agreement itself, a copy of which is filed as Exhibit 10.01 hereto and incorporated herein by reference.

Item 8.01                      Other Events.

The Company inadvertently filed the Articles of Association of its wholly-owned subsidiary, Britton & Koontz Bank, N.A., as an exhibit to its Quarterly Report on Form 10-Q for the period ended June 30, 2006.  This exhibit was incorporated by reference into the Company’s annual and quarterly reports filed thereafter.  Attached hereto as Exhibit 3.01 are the Amended and Restated Articles of Incorporation of the Company.

Item 9.01                      Financial Statements and Exhibits.

(d)           The following exhibits are filed herewith:

Exhibit	Description of Exhibit

3.01	Amended and Restated Articles of Incorporation of Britton & Koontz Capital Corporation

10.01	Employment Agreement dated February 19, 2009, between Britton & Koontz Capital Corporation and W. Page Ogden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRITTON & KOONTZ CAPITAL CORPORATION

Date:	February 20, 2009	/s/ W. Page Ogden
W. Page Ogden
Chief Executive Officer

Exhibits Index

Exhibit	Description of Exhibit

3.01	Amended and Restated Articles of Incorporation of Britton & Koontz Capital Corporation
10.01	Employment Agreement dated February 19, 2009, between Britton & Koontz Capital Corporation and W. Page Ogden